Exhibit 99.1

Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES FOURTH QUARTER 2008 NET LOSS OF $0.22 PER SHARE AND OPERATING INCOME OF $0.80 PER SHARE

BIRMINGHAM, Alabama (February 10, 2009) Protective Life Corporation (NYSE: PL) today reported results for the fourth quarter of 2008 and full year 2008. Highlights include:

•      Net loss was $0.59 per diluted share in 2008, compared to earnings of $4.05 per diluted share in 2007. Net loss for the fourth quarter was $0.22 per diluted share, compared to net income of $0.85 per share in the fourth quarter of 2007. Included in the current quarter’s net loss were net realized investment losses of $1.02 per share compared to net realized investment losses of $0.08 per share in the fourth quarter of 2007. The $1.02 per share of net realized investment losses in the fourth quarter of 2008 included $0.27 per share of other-than-temporary impairments.

•      Operating income for 2008 was $3.37 per diluted share, down 15.5% compared to record income of $3.99 per diluted share in 2007. Operating income for the fourth quarter of 2008 was $0.80 per diluted share, compared to $0.93 per diluted share in the fourth quarter of 2007. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income for the Company and its business segments.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

In 2008, Protective faced some of the most challenging and difficult economic circumstances in our history, and we are disappointed to report a loss, on a net income basis, for the quarter and for the year.  The losses were generally attributable to realized losses and impairments in our investment portfolio and charges incurred as a result of mark-to-market and fair value accounting principles.  On an operating basis, we reported positive earnings for the quarter and the year.  Adjusted for mark-to-market accounting items, our operating earnings for the year were only slightly below our original expectations for the year.

At the segment level, we reported strong results in Life Marketing, Acquisitions and Stable Value.  We enjoyed a record level of annuity sales and positive fund flows in every annuity product line.  Our mortality trends were very favorable in the fourth quarter and encouraging for the year.  We also aggressively managed expenses and met our goals at the corporate level for reducing controllable expenses.  In addition, notwithstanding the very challenging conditions we faced in the capital and credit markets during the quarter, we maintained a strong liquidity profile and experienced good performance in our commercial real estate portfolio.  Operating results declined in the quarter in the Asset Protection segment, primarily as a result of much lower industry sales of automobiles and marine products.

As we enter 2009, we expect conditions in the credit and financial markets to remain very challenging.  We also do not see signs of recovery in the automobile and marine businesses.  Accordingly, our business plans will emphasize managing credit and capital markets exposures, maintaining strong liquidity and supporting our statutory capital ratios.

In recent years we have made significant progress in building our teams, improving our product portfolios, expanding our distribution relationships, enhancing service levels and managing expenses.  Those fundamentals are the foundation upon which we plan to build when economic conditions return to more normal levels.  I remain confident in the ability of our team to work through and adapt to the challenges we face and to continue to support the needs of our distributors and customers in a quality manner.

FINANCIAL HIGHLIGHTS

•      Life Marketing segment operating income was $188.5 million in 2008, compared to $189.2 million in 2007. Operating income in the fourth quarter of 2008 was $51.7 million, representing an increase of $5.6 million, or 12.2%, compared to the fourth quarter of 2007.

•      Acquisitions segment operating income increased to $136.5 million in 2008, a 5.6% improvement compared to $129.2 million in 2007.  Operating income in the fourth quarter of 2008 was $35.4 million and decreased $0.4 million, or 1.2%, compared to the prior year’s quarter.

•      Annuities segment operating income was $18.7 million in 2008, down 18.8% compared to $23.1 million in 2007.  Operating income in the fourth quarter of 2008 was $6.2 million, representing an increase of $1.8 million, or 42.3%, compared to the fourth quarter of 2007.

•      Stable Value Products segment operating income increased to $89.8 million in 2008, a 78.8% improvement compared to $50.2 million in 2007.  Operating income in the fourth quarter of 2008 was $27.9 million and increased $15.3 million, or 121.5%, compared to the prior year’s quarter.

•      Asset Protection segment operating income was $30.8 million in 2008, down 25.9% compared to $41.6 million in 2007. Operating income in the fourth quarter of 2008 was $6.1 million, representing a decrease of $4.0 million, or 39.4%, compared to the fourth quarter of 2007.

•      Operating income return on average equity for the twelve months ended December 31, 2008 was 9.6%.  Net income (loss) return on average equity for the same period was (1.7%).

•      Net realized investment losses were $1.02 per diluted share in the fourth quarter of 2008, and $3.96 for the full year 2008. The composition of these losses is delineated in the following table:

	Net Realized Investment Losses
	Three Months Ended	Twelve Months Ended
	December 31, 2008
	(Per Share)
Impairments / Credit related losses	$(0.27)	$(3.15)
Modco net realized loss	(0.39)	(0.57)
Interest rate related derivatives	(0.34)	(0.42)
Credit default swaps	(0.08)	(0.12)
All Other	0.06	0.30
Net Realized Investment / Derivatives Loss	$(1.02)	$(3.96)

•      At December 31, 2008, below investment grade securities were 5.4% of the fixed income portfolio and problem loans and foreclosed properties were 0.4% of the commercial loan portfolio.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)	4Q2008	4Q2007	2008	2007

Operating income	$56,720	$66,567	$239,898	$285,516
Realized investment gains (losses) and related amortization
Investments	(61,039)	11,468	$(380,471)	(965)
Derivatives	(11,594)	(17,149)	98,718	5,015

Net Income (Loss)	$(15,913)	$60,886	$(41,855)	$289,566

($ per diluted share; net of income tax)	4Q2008	4Q2007	2008	2007

Operating income	$0.80	$0.93	$3.37	$3.99
Realized investment gains (losses) and related amortization
Investments	(0.87)	0.16	(5.35)	(0.01)
Derivatives	(0.15)	(0.24)	1.39	0.07
Net Income (Loss)	$(0.22)	$0.85	$(0.59)	$4.05

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX

($ in thousands)	4Q2008	4Q2007	2008	2007

Life Marketing	$51,737	$46,098	$188,535	$189,186
Acquisitions	35,368	35,809	136,479	129,247
Annuities	6,175	4,340	18,707	23,051
Stable Value Products	27,866	12,583	89,811	50,231
Asset Protection	6,087	10,048	30,789	41,559
Corporate & Other	(41,747)	(6,236)	(105,986)	(3,416)
	$85,486	$102,642	$358,335	$429,858

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income excludes realized investment gains (losses), periodic settlements on derivatives, and related amortization of DAC and VOBA as set forth in the table below:

($ in thousands)	4Q2008	4Q2007	2008	2007

Operating income before income tax	$85,486	$102,642	$358,335	$429,858
Realized investment gains (losses)
Stable Value Contracts	(18,667)	885	2,933	1,394
Annuities	387	557	(12,917)	2,008
Acquisitions	(45,227)	(2,595)	(96,781)	3,850
Corporate & Other	(45,695)	(6,232)	(310,739)	3,030
Less: periodic settlements on derivatives
Corporate & Other	1,569	195	5,754	822
Related amortization of deferred policy acquisition costs and value of businesses acquired
Annuities	979	723	2,072	1,149
Acquisitions	(7)	437	(1,224)	2,081
Income (loss) before income tax	$(26,257)	$93,902	$(75,131)	$436,088

Income (loss) before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of DAC and VOBA and participating income from real estate ventures) for the Acquisitions segment was a loss of $9.9 million for the fourth quarter of 2008 and income of $32.8 million for the fourth quarter of 2007. Income before income tax for the Annuities segment was $5.6 million for the fourth quarter of 2008 and $4.2 million for the fourth quarter of 2007. Income before income tax for the Stable Value segment was $9.2 million for the fourth quarter of 2008 and $13.5 million for the fourth quarter of 2007. Loss before income tax for the Corporate & Other segment was $89.0 million for the fourth quarter of 2008 and $12.7 million for the fourth quarter of 2007.

SALES

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

	4Q2008	4Q2007	2008	2007

LIFE MARKETING	$37.9	$51.7	$157.7	$228.8
ANNUITIES	976.1	411.5	2,612.6	1,666.4
STABLE VALUE PRODUCTS	58.3	203.8	1,968.8	926.6
ASSET PROTECTION	76.1	124.4	410.6	552.3

REVIEW OF BUSINESS SEGMENTS

•                  LIFE MARKETING:   Pre-tax operating income was $51.7 million for the three months ended December 31, 2008, representing an increase of $5.6 million, or 12.2%, from the prior year’s quarter. The increase was primarily due to favorable mortality of $13.7 million for the quarter, partially offset by increased one-time expenses. Life Marketing pre-tax operating income for 2008 was $188.5 million, compared to $189.2 million in 2007. Mortality was $5.2 million more favorable in 2008 than 2007, and expenses were down $5.6 million, offset by higher securitization costs of $9.0 million for the year.

Life Marketing sales were $37.9 million in the fourth quarter of 2008, down 26.6% compared to $51.7 million in the fourth quarter of 2007. Term insurance sales in the current quarter were $22.3 million compared to $31.5 million in the prior year’s quarter.  Universal life insurance sales in the fourth quarter of 2008 were $14.5 million compared to $18.3 million in the fourth quarter of 2007.

•                  ACQUISITIONS:  Pre-tax operating income was $35.4 million for the three months ending December 31, 2008, representing a decrease of $0.4 million, or 1.2%, from the prior year’s quarter. The decrease was primarily due to expected runoff of the blocks of business, partially offset by lower expenses. Pre-tax operating income for 2008 was $136.5 million, a 5.6% increase compared to $129.2 million in 2007.

•                  ANNUITIES:   Pre-tax operating income was $6.2 million for the three months ended December 31, 2008, representing an increase of $1.8 million, or 42.3%, from the prior year’s quarter. The fourth quarter of 2008 included favorable mortality in the segment’s single premium immediate annuity (“SPIA”) block of $5.5 million compared to the prior year’s quarter. This was offset by $10.4 million of negative fair value changes on the equity indexed annuity product line and embedded derivatives associated with the variable annuity guaranteed minimum withdrawal benefit (“GMWB”) rider. Pre-tax operating income for 2008 was $18.7 million, down 18.8% compared to $23.1 million in 2007. Full year negative fair value changes reduced 2008 earnings by $19.2 million, representing a $15.9 million increase in fair value changes from 2007. Annuity account values were $8.5 billion as of December 31, 2008, an increase of 11.7% over the prior year.

Total annuity sales increased 137.2% to $976.1 million in the fourth quarter of 2008 compared to the prior year’s quarter. Fixed annuity sales were $864.3 million in the fourth quarter of 2008 compared to $288.5 million in the prior year’s quarter, led by continued growth in the single premium deferred annuity (“SPDA”) and market value adjusted annuity (“MVAA”) lines.  Variable annuity sales were $111.8 million in the fourth quarter of 2008 compared to $123.0 million in the fourth quarter of 2007.  Annuity sales were $2.6 billion in 2008, increasing 56.8% over 2007 sales of $1.7 billion.

•                  STABLE VALUE PRODUCTS:  Pre-tax operating income was $27.9 million for the three months ended December 31, 2008, representing an increase of $15.3 million, or 121.5%, compared to the prior year’s quarter. The increase in operating earnings resulted from the combination of higher average balances, slightly higher asset yields, and lower liability costs compared to the prior year’s quarter. In addition, $6.4 million in other income was generated in the fourth quarter 2008 from the early retirement of funding agreements backing medium term notes. Excluding this $6.4 million operating gain, the spread increased 50 basis points to 152 basis points for the three months ended December 31, 2008, compared to a spread of 102 basis points during the prior year’s quarter. Yearly operating income increased to $89.8 million in 2008, a 78.8% improvement over $50.2 million in 2007 due to increased spread, higher average balances and gains from the early retirement of funding agreements.

Stable Value sales were $58.3 million in fourth quarter 2008 compared to sales in the fourth quarter of 2007 of $203.8 million.  Total 2008 sales were $2.0 billion, compared to sales of $0.9 billion in 2007. Deposit balances at 2008 year end were $5.0 billion.

•                  ASSET PROTECTION:   Pre-tax operating income was $6.1 million for the three months ended December 31, 2008, representing a decrease of $4.0 million, or 39.4%, compared to the prior year’s quarter. The decrease was primarily the result of a $3.2 million decrease in service contract income due to significantly lower auto and marine sales volume. Segment operating income was $30.8 million in 2008, down 25.9% compared to $41.6 million in 2007.

•                  CORPORATE & OTHER:   This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business.  Pre-tax operating loss was $41.7 million for the three months ended December 31, 2008, representing a decrease in operating income of $35.5 million compared to the prior year’s quarter. The decrease was primarily due to mark-to-market adjustments on a portfolio of securities designed for trading, with a market value of $341.4 million as of December 31, 2008. This trading portfolio negatively impacted income by approximately $34.6 million for the three months ended December 31, 2008, a $25.3 million less favorable impact than in the prior year’s quarter. The 2008 Corporate & Other pre-tax operating loss was $106.0 million, compared to a loss of $3.4 million in 2007. The decrease in 2008 was primarily due to mark-to-market adjustments of $74.1 million on the aforementioned trading portfolio.

2009 GUIDANCE

Due to extraordinary market volatility and the potential impact of fair value accounting on reported results, Protective will not provide 2009 earnings guidance, but will discuss the operating outlook for the Company during its 4Q08 earnings call as scheduled below.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 11, 2009 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-299-8538 (international callers 1-617-786-2902) and entering the conference passcode: 65045011. A recording of the call will be available from 12:00 p.m. Eastern February 11, 2009 until midnight February 18, 2009. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888).

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com in the Analyst/Investor section. A recording of the webcast will also be available from 9:00 a.m. Eastern February 11, 2009 until midnight February 18, 2009.

Supplemental financial information is also available on the Company’s website at www.protective.com in the Analyst/Investor section under the Financial Information/Quarterly & Other Reports.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of December 31, 2008)

Total share-owners’ equity per share	$10.89
Less: Accumulated other comprehensive income (loss) per share	(23.85)

Total share-owners’ equity per share excluding accumulated other comprehensive income	$34.74

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2008 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended December 31, 2008, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY

ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2008

Numerator:

	Three Months Ended				Twelve
($ in thousands)	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Months Ended Dec. 31, 2008

Net income (loss)	$35,882	$38,184	$(100,008)	$(15,913)	$(41,855)
Net of:
Realized investment gains (losses), net of income tax
Investments	(18,229)	(73,068)	(228,215)	(60,407)	(379,919)
Derivatives	2,979	43,510	66,543	(10,574)	102,458
Related amortization of DAC and VOBA, net of income tax	(698)	322	457	(632)	(551)
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	315	1,161	1,245	1,020	3,741
Operating Income	$52,145	$68,581	$62,452	$56,720	$239,898

Denominator:

($ in thousands)	Share-Owners’ Equity	Accumulated Other Comprehensive Income (Loss)	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income (Loss)

December 31, 2007	$2,456,761	$(80,529)	$2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
Total			$12,530,073
Average			$2,506,015
Operating Income Return on Average Equity			9.6%

CALCULATION OF NET INCOME (LOSS) RETURN ON AVERAGE EQUITY

ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2008

Numerator:

	Three Months Ended				Twelve
($ in thousands)	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31 2008	Months Ended Dec. 31, 2008

Net income (loss)	$35,882	$38,184	$(100,008)	$(15,913)	$(41,855)

Denominator:

($ in thousands)	Share-Owners’ Equity	Accumulated Other Comprehensive Income (Loss)	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income (Loss)

December 31, 2007	$2,456,761	$(80,529)	$2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
Total			$12,530,073
Average			$2,506,015
Net Income (Loss) Return on Average Equity			(1.7)%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade or other negative action by a ratings organization could adversely affect the Company; the Company’s policy claims fluctuate from period to period resulting in earnings volatility; the Company’s results may be negatively affected if actual experience differs from management’s expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior, and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit and minimum withdrawal benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect the Company’s results of operations, financial condition and capital position; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market, credit, and regulatory risks, and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets, a favorable regulatory environment, and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by regulatory action and the volatility and disruption in the capital and credit markets, and may be negatively impacted in the future by an increase in guaranteed minimum death and withdrawal benefit related policy liabilities in variable products resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; capital and credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations in several ways, including but not limited to the following: causing market price and cash flow variability in the Company’s fixed income portfolio, defaults on principal or interest payments by issuers of the Company’s fixed income investments, other than temporary impairments of the Company’s fixed income investments; adversely impacting the Company’s ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; difficult conditions in the economy generally, including severe or extended economic recession, could adversely affect the Company’s business and results from operations; and there can be no assurance that the actions of the U.S. Government or other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve their intended effect.  Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Rich Bielen

Vice Chairman and Chief Financial Officer

(205) 268-3617

Eva Robertson

Vice President, Investor Relations

(205) 268-3912